Exhibit 23.1

Onestop Assurance PAC Co. Registration No.: 201823302D 10 Anson Road #21-14 International Plaza Singapore, 079903 Email: audit@onestop-audit.com Website: www.onestop-audit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No.2 to Form F-1(Registration No. 333-296200) under securities Act of 1933 of our report dated August 24, 2026, with respect to the consolidated statements of financial positions of Kepler Group Limited and its subsidiaries (collectively, the “Group”) as of March 31, 2026 and 2025, the related consolidated statements of profit or loss, consolidated statements of comprehensive income, changes in shareholders’ equity and cash flows for each of the two years in the period ended March 31, 2026.

We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ OneStop Assurance PAC

Singapore

August 24, 2026